UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                                           Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ZALE CORPORATION
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing party:
(4)	Date Filed:

As previously disclosed, in connection with the proposed acquisition of Zale Corporation (“Zale”) by Signet Jewelers Limited (the “merger”), Zale and its directors have been named as defendants in five putative shareholder class action lawsuits filed in the Court of Chancery of the State of Delaware (the “Court”) and consolidated under the caption In re Zale Corporation Shareholders Litigation.  On May 23, 2014, the Court denied the motion of the plaintiffs in the consolidated lawsuit for a preliminary injunction preventing consummation of the merger.

On May 27, 2014, Zale issued a press release announcing that Egan-Jones, a leading proxy advisory firm, recommends that Zale stockholders vote “FOR” the merger.  Additionally, on May 27, 2014, Zale issued a press release responding to a report issued by Glass, Lewis & Co.  Copies of such press releases are set forth below.

Egan-Jones, A Leading Proxy Advisory Firm, Joins Institutional Shareholder Services (“ISS”) In
Recommending Zale Corporation Stockholders Vote “FOR” Proposed Transaction With Signet
Jewelers

Zale Urges Stockholders to Vote “FOR” the Signet Transaction that Provides Zale Stockholders with Compelling Value

DALLAS – May 27, 2014 – Zale Corporation (“Zale” or the “Company”) (NYSE: ZLC) today announced that a second leading independent proxy advisory firm, Egan-Jones Proxy Services (“Egan-Jones”), has recommended that Zale stockholders vote “FOR” the proposed transaction with Signet Jewelers Limited (“Signet”) at Zale’s special meeting of stockholders scheduled for May 29, 2014.

In recommending that all Zale stockholders vote “FOR” the proposed transaction, Egan-Jones stated in its May 23, 2014 report:

“Based on our review of publicly available information on strategic, corporate governance and financial aspects of the proposed transaction, Egan-Jones views the proposed transaction to be a desirable approach in maximizing shareholder value. After careful consideration, we believe that approval of the merger agreement is in the best interests of the Company and its shareholders and its advantages and opportunities outweigh the risks associated to the transaction… We recommend a vote “FOR” this Proposal.”*

As previously announced on May 22, 2014, ISS, a leading independent proxy voting and corporate governance advisory firm, also recommended that all Zale stockholders vote “FOR” the Signet transaction. In its May 22, 2014 recommendation, ISS stated:

“Given the significant premium of the current offer to an already-healthy share price, which had appreciated considerably over the prior year, and represented a premium on key valuation multiples to other industry competitors; the board’s arguments that the business plan projections represent very difficult stretch targets intended to challenge management rather than guide investors; the company’s most recent quarterly results, reported Tuesday, which beat expectations on EBITDA and EPS but missed on revenue, the key metric on which the business plan predicated the bulk of its margin expansion over the next two years; and the potentially significant downside risk – both in trading prices over the near term and in achievement of the strategic plan over the next several years – a vote FOR the transaction is warranted.”*

The special meeting is scheduled for May 29, 2014, at 8:00 a.m. local time, at the Company’s executive offices, 901 West Walnut Hill Lane, Irving, Texas 75038. Zale stockholders of record as of the close of business on April 30, 2014, will be entitled to notice of, and to vote at, the special meeting.

The Zale Board of Directors unanimously recommends that Zale stockholders vote “FOR” the proposed transaction. Under the terms of the agreement, Zale stockholders will receive $21.00 per share in cash for each share of Zale common stock owned.

YOUR VOTE IS IMPORTANT – PLEASE VOTE FOR THE SIGNET TRANSACTION TODAY

Your vote is extremely important, no matter how many or how few shares you own. The affirmative vote of holders of a majority of Zale’s outstanding shares is required to approve the proposal to adopt the merger agreement. Failing to vote has the same effect as a vote against the proposal to adopt the merger agreement. Please take a moment to vote “FOR” the proposal to adopt the merger agreement today - by telephone, by Internet or by signing, dating and returning the proxy card.

For more information, please see Zale’s definitive proxy statement, which was filed with the SEC on May 1, 2014. Zale urges all stockholders to review the definitive proxy statement and other materials as they contain important detailed information about the merger agreement and the reasons why the Zale Board approved the merger agreement. Stockholders who have any questions or need assistance voting their shares should contact Zale’s proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 488-8095 or via email at zale@dfking.com.

* Permission to use quotations from the Egan-Jones and ISS reports was neither sought nor obtained.

About Zale
Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,630 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Outlet, Gordon’s Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com, and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

Safe Harbor for Forward-Looking Statements

Any statements in this communication about Zale’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts, including statements regarding the proposed acquisition of Zale by Signet (the “proposed transaction”) and the expected timetable for completing the proposed transaction that are not historical facts, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements, are the following: the parties’ ability to consummate the proposed transaction on the expected timetable or at all; the conditions to the completion of the proposed transaction, including the receipt of stockholder approval; operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers, competitors or suppliers) may be greater than expected following the announcement of the proposed transaction; the retention of certain key employees of Zale may be difficult; Zale is subject to intense competition and increased competition is expected in the future; and general economic conditions that are less favorable than expected. Additional information and other factors are contained in Zale’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (“SEC”). Because the factors referred to above and other risk factors, including general industry and economic conditions, could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication, based on information available to Zale as of the date hereof, and Zale disclaims any obligation to update any forward-looking statement to reflect events or circumstances after such date.

Investors and Press Contacts:

Roxane Barry
Zale Corporation
Director of Investor Relations
1 (972) 580-4391

Kristian Klein
D.F. King & Co., Inc.
1 (212) 232-2247

Matthew Sherman, Kelly Sullivan, Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
1 (212) 355-4449

Zale Responds to Glass Lewis Report That Contains Many Erroneous Conclusions

Zale Urges Stockholders to Vote “FOR” the Signet Transaction that Provides Zale Stockholders with Compelling Value

DALLAS – May 27, 2014 – Zale Corporation (“Zale”) (NYSE: ZLC) today responded to a report issued by Glass, Lewis & Co. (“Glass Lewis”) regarding Zale’s proposed acquisition by Signet Jewelers Limited (“Signet”).

Zale notes that Glass Lewis reached what Zale believes is a wrong conclusion in not recommending that Zale stockholders vote “FOR” the Company’s acquisition by Signet. Zale strongly believes that Glass Lewis’ report contains numerous inaccuracies, appears to be based primarily on TIG's flawed analysis and fails to consider the significant risks to the Zale stockholders associated with the Glass Lewis recommendation.

Specifically, Zale believes that Glass Lewis bases its recommendation off of a number of incorrect conclusions, including:

Glass Lewis Assertion: The Board did not fully explore other strategic alternatives including the unsolicited interest from the “overseas” party.

The Facts: On multiple occasions during the course of negotiating the proposed transaction with Signet, the Zale Board fully evaluated other strategic alternatives, as well as the Company’s prospects on a standalone basis. The Board determined that it would not contact additional potential buyers prior to signing an agreement with Signet in view of several factors, including: the low likelihood that any identified alternative strategic buyer would make an offer for the Company that would represent more value to the Company’s stockholders than the Signet proposal; the risk of a leak if any of the potential buyers were contacted; the risk to Signet’s proposal and the Company’s business posed by such a leak; and the ability of the Company to negotiate with, and provide information to, third parties making unsolicited proposals after signing the merger agreement with Signet. In the more than three months since the Signet transaction was announced, no competing offers have been submitted and no other parties have expressed interest in acquiring Zale.

Additionally, with respect to the contact by the “overseas party”, the Board made clear to the overseas party that if it were to make a proposal to acquire the Company that contained a preliminary indication of value and an indication of financial resources, the Board would give that proposal appropriate consideration. However, the overseas party never provided any indication of value or indication of the financial capability to consummate an acquisition of the Company.

Glass Lewis Assertion: The valuation of the deal is not compelling given Zale was in the middle of a turnaround and was outperforming market expectations.

The Facts: The Zale Board evaluated the $21.00 cash per share offer price relative to the risks, uncertainties and challenges associated with the achievement of the Company’s three-year business plan. These uncertainties and challenges included, among other things, macroeconomic conditions, commodity price volatility, competitive threats, the Company’s highly levered capital structure, and the Company’s aging infrastructure. In addition, achievement of the three-year business plan assumes successful and timely execution of several new, critical business initiatives. Achievement of the FY2016 EBITDA plan of $200 million would result in a maximum incentive payout (200%) with the target incentive payout (75%-125%) set at 77% achievement.

The Zale Board’s assessment of the Company’s value on a standalone basis relative to the $21.00 cash per share offer price took into account the detailed analyses presented to the Zale Board that included:

•	Comparable public companies analysis using the FY2016 EBITDA and EPS based on the three-year business plan, and not last twelve month numbers;
•	Discounted cash flow analysis of the three-year business plan; and
•	Relevant precedent specialty retail acquisition transactions.

Signet’s $21.00 per share cash consideration provides a compelling present value for achieving the Company’s EBITDA targets while also eliminating the risk to Zale stockholders of failing to achieve the business plan.

Glass Lewis Assertion: The participation of a Golden Gate representative on the Negotiating Committee represented a conflict of interest.

The Facts: Being a significant stockholder does not create a conflict of interest. To the contrary, Golden Gate’s significant holdings in the Company align its interests in maximizing the equity value of Zale with the other stockholders of the Company. In addition, the involvement of a director nominated by Golden Gate on the Negotiation Committee did not represent a conflict of interest. The Negotiation Committee did not have any independent authority in negotiating the transaction with Signet. It simply facilitated the deal process while operating within specific parameters established by the full Zale Board. The Negotiation Committee also had no authority in connection with pricing, which was determined by the full Zale Board.
The Company’s strong and independent Board with substantial retail and jewelry industry experience unanimously approved the transaction with Signet.

Glass Lewis Assertion: Bank of America was advising both companies for a period of 5 weeks and therefore its Fairness Opinion should not be relied upon.

The Facts: As described in the Zale Definitive Proxy Statement filed with the SEC on May 1, 2014, Bank of America made a single unsolicited presentation to Signet in October 2013 and was never engaged by Signet in connection with a transaction involving Zale or any other transaction. The Zale Board conducted a thorough review of Bank of America’s contacts with Signet and concluded that they did not impact the Zale Board’s view that the transaction with Signet provides immediate, certain and compelling value for the Zale stockholders.

Zale reiterates the considerable merits of the Signet transaction and notes the Zale Board’s unanimous view that all Zale stockholders vote “FOR” the Signet transaction:

●	Signet’s $21.00 cash per share price provides a substantial premium and immediate liquidity to Zale stockholders.
●	Zale’s strong and independent Board, with substantial retail and jewelry industry experience, unanimously approved the transaction with Signet.
●
The Signet transaction represents immediate and certain value for the Company’s stockholders, providing a compelling present value for achieving the EBITDA targets in the three-year business plan, while also eliminating the significant risk to Zale stockholders of failing to achieve those targets.

●	Since the transaction was announced on February 19, 2014, no other parties have expressed interest in acquiring Zale.
●	Importantly, there is risk of a material decline in the Company’s share price if the transaction does not close.

The special meeting is scheduled for May 29, 2014, at 8:00 a.m. local time, at the Company’s executive offices, 901 West Walnut Hill Lane, Irving, Texas 75038. Zale stockholders of record as of the close of business on April 30, 2014, will be entitled to notice of, and to vote at, the special meeting.

The Zale Board of Directors unanimously recommends that Zale stockholders vote “FOR” the proposed transaction. Under the terms of the agreement, Zale stockholders will receive $21.00 per share in cash for each share of Zale common stock owned.

YOUR VOTE IS IMPORTANT – PLEASE VOTE FOR THE SIGNET TRANSACTION TODAY

Your vote is extremely important, no matter how many or how few shares you own. The affirmative vote of holders of a majority of Zale’s outstanding shares is required to approve the proposal to adopt the merger agreement. Failing to vote has the same effect as a vote against the proposal to adopt the merger agreement. Please take a moment to vote “FOR” the proposal to adopt the merger agreement today - by telephone, by Internet or by signing, dating and returning the proxy card.

For more information, please see Zale’s definitive proxy statement, which was filed with the SEC on May 1, 2014. Zale urges all stockholders to review the definitive proxy statement and other materials as they contain important detailed information about the merger agreement and the reasons why the Zale Board approved the merger agreement. Stockholders who have any questions or need assistance voting their shares should contact Zale’s proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 488-8095 or via email at zale@dfking.com.

About Zale
Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,630 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com, and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

Safe Harbor for Forward-Looking Statements

Any statements in this communication about Zale’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts, including statements regarding the proposed acquisition of Zale by Signet (the “proposed transaction”) and the expected timetable for completing the proposed transaction that are not historical facts, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements, are the following: the parties’ ability to consummate the proposed transaction on the expected timetable or at all; the conditions to the completion of the proposed transaction, including the receipt of stockholder approval; operating costs, customer loss and business disruption (including difficulties in maintaining relationships with employees, customers, competitors or suppliers) may be greater than expected following the announcement of the proposed transaction; the retention of certain key employees of Zale may be difficult; Zale is subject to intense competition and increased competition is expected in the future; and general economic conditions that are less favorable than expected. Additional information and other factors are contained in Zale’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (“SEC”). Because the factors referred to above and other risk factors, including general industry and economic conditions, could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication, based on information available to Zale as of the date hereof, and Zale disclaims any obligation to update any forward-looking statement to reflect events or circumstances after such date.

Use of Non-GAAP Financial Measures
This communication contains a non-GAAP measure as defined by SEC rules. This non-GAAP measure is EBITDA, which is defined as earnings before interest, income taxes and depreciation and amortization. We believe this measure could be useful in evaluating the merger. This non-GAAP measure should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net earnings (loss). The Company’s calculation of this non-GAAP measure may differ from others in its industry and is not necessarily comparable with similar titles used by other companies. Please refer to the appendix of the Company’s investor presentation, which is available on the Company’s website at www.zalecorp.com/merger and is an exhibit to the Current Report on Form 8-K filed with the SEC by the Company on May 13, 2014, for a reconciliation of this non-GAAP measure to the most comparable GAAP financial measure.

Investors and Press Contacts:

Roxane Barry
Zale Corporation
Director of Investor Relations
1 (972) 580-4391

Kristian Klein
D.F. King & Co., Inc.
1 (212) 232-2247

Matthew Sherman, Kelly Sullivan, Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
1 (212) 355-4449